Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-231561 and 333-234704 on Form S-8 of our report dated February 14, 2020, relating to the consolidated financial statements of Avantor, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Avantor, Inc. for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 14, 2020